                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                    DEL GLOBAL TECHNOLOGIES ANNOUNCES RESULTS
                               OF RIGHTS OFFERING

FRANKLIN PARK, IL, March 13, 2007 - Del Global  Technologies  Corp. (DGTC) ("Del
Global" or the  "Company")  announced  today the  successful  completion  of the rights offering the Company launched on February 7, 2007. The Company  announced that it sold  12,027,378  shares of its common stock,  representing  100% of the shares  offered in the offering,  at the $1.05 per share  offering price through the  exercise  of both  basic  and  oversubscription  privileges  in the  rights offering.

      Total proceeds to the Company were $12,628,746.90. In total, approximately
68% of the rights,  representing 8,137,123 shares of the Company's common stock, were subscribed for as a result of the basic  subscription  privilege,  with the
remaining   3,890,255  shares  being  sold  to  shareholders   exercising  their
oversubscription privileges. As a result of the transaction, the total number of shares of the Company's common stock outstanding is 24,054,756.

ABOUT DEL GLOBAL TECHNOLOGIES

      Del  Global  Technologies  Corp.  is  primarily  engaged  in  the  design, manufacture  and marketing of high  performance  diagnostic  imaging systems for medical,  dental and  veterinary  applications  through the Del Medical  Systems
Group.  Through its U.S. based Del Medical Imaging Corp. and Milan,  Italy based
Villa Sistemi Medicali S.p.A.  subsidiaries the Company offers a broad portfolio of general radiographic,  radiographic/fluoroscopic,  portable x-ray and digital radiographic systems to the global marketplace.  Through its RFI subsidiary, Del
Global  manufactures   proprietary   high-voltage  power  conversion  subsystems
including  electronic  filters,  high  voltage  capacitors,   pulse  modulators,
transformers  and  reactors,  and a  variety  of  other  products  designed  for industrial,  medical, military and other commercial applications.  The company's web site is www.delglobal.com.

DEL GLOBAL TECHNOLOGIES CORP.:                    MEDIA RELATIONS:
James A. Risher                                   M. Thomas Boon
Chief Executive Officer                           VP Global Sales and Marketing
(847) 288-7065                                    (847) 288-7023

Mark A. Zorko
Chief Financial Officer
(847) 288-7003

THE EQUITY GROUP INC.
Devin Sullivan
Senior Vice President
(212) 836-9608